Exhibit 99.1

ContraVir Pharmaceuticals Provides Clinical Update on FV-100

Edison, NJ, February 20, 2015 — ContraVir Pharmaceuticals, Inc. (OTCBB: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, provided today an update on ongoing clinical activities for its lead program FV-100, which is in development to prevent the debilitating shingles-associated pain known as post-herpetic neuralgia (PHN).  ContraVir expects to initiate a large clinical study of FV-100, named Study 007, in the second quarter 2015.

In a completed Phase 2 study, FV-100 demonstrated potent antiviral activity against the varicella zoster virus that causes shingles, as well as the potential to reduce the incidence of PHN.  Based on these results, ContraVir is preparing to initiate Study 007, a large, global, multi-center, randomized, double-blind, parallel-group, comparative study in shingles patients.  The Company has planned a meeting of Study 007’s lead clinical investigators, which will take place in Dallas, TX at the end of March.  The study is expected to commence shortly thereafter.

In parallel, ContraVir is completing an ongoing drug-drug interaction study of FV-100 (Study 008).  Study 008 is a pharmacokinetic (PK) study being done at Duke University and it is designed to examine the effect of a potent inhibitor of Cytochrome P450 3A4 on FV-100 pharmacokinetics, allowing the Company to better understand potential drug-drug interactions and to further optimize treatment with FV-100.  ContraVir expects to report results from this study in the first quarter 2015.

James Sapirstein, Chief Executive Officer of ContraVir, stated, “We continue to make strong progress with our lead FV-100 program, which together with CMX157, our Phase 2-ready HBV asset, comprise our current pipeline of clinical-stage antiviral drug candidates.  We are particularly excited to host our FV-100 clinical investigators in Dallas next month to finalize preparations for initiating Study 007, which we believe will demonstrate the value of FV-100 for preventing PHN, an indication for which no approved antiviral therapies exist.”

About FV-100

FV-100 is a fast acting, low dose, once-daily oral antiviral agent being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain, known as post-herpetic neuralgia, or PHN.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV).  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir DF (Viread®).  CMX157 is active against HBV and more than 200-fold more potent in vitro versus tenofovir against all major HIV subtypes resistant to current therapies.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.  ContraVir intends to develop CMX157 for HBV and HIV in Phase 2 clinical studies.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2014, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)

tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686